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                                                                   EXHIBIT 10.10

October 11, 1999


Mr. Buzz Kaplan
134 Northstar Mall
Marina Del Rey, CA 90292

Dear Buzz,

On behalf of the Board of Directors, I am pleased to offer you the position of Senior Vice President, Sales and Marketing for Replay Networks, Inc. I have attached the details of your offer in an Appendix to this letter. This offer expires on October 18, 1999.

Buzz, there are many exciting challenges directly ahead and we have high expectations for the company. I am confident that with your skills and experience, you will make a great contribution and will develop your skills at the same time. We think you'll find this new venture to be a fun and exciting place to work. You'll be working with a small group of excellent, dedicated professionals producing an innovative new consumer electronics product and service. We're looking forward to working with you!

Best regards,


/s/ Kim LeMasters

Kim LeMasters
CEO
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October 11, 1999
Page 2


Appendix

The following sets forth the terms of your employment relationship with Replay Networks, Inc. (the "Company").
                     -------

1)   Position.
     --------
     a) You will serve as the Senior Vice President, Sales and Marketing. You will report to the Company's CEO.

     b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's CEO, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

     c) Your start date will be November 1, 1999 ("Start Date").

2)   Compensation.
     ------------

     a) Base Salary.  You will be paid a monthly salary of $20,000.00, which is
        -----------
        equivalent to $240,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company).

        You will also be eligible to participate in the Company's incentive bonus program. The CEO will develop jointly with you the goals and objectives connected with the incentive bonus award. Based on the achievement of both the Company and individual performance goals, you will be eligible to receive an annual bonus of up to 30% of your base salary.

     b) Annual Review.  Your base salary will be reviewed each calendar year
        -------------
        as part of the Company's normal salary review process.

3)   Stock.
     -----

     a) On your Start Date the Board of Directors will grant you an option to purchase 500,000 shares of the Company Common Stock. The exercise price for these options will be the fair market price of the Company Common Stock at the date of grant.

        The options will vest and become exercisable according to a 4 year exercise schedule which calls for the initial vesting of 12.5% of the total after the first 6 months of continuous service, and provides for monthly vesting at the rate of an additional 1/48/th/ of the shares at the close of each month of employment, over the remainder of the vesting schedule.
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     October 11, 1999
     Page 3


4)   Benefits.
     --------

     a)  Insurance Benefits.  The Company will provide you with standard
         ------------------
         medical and dental insurance benefits. In addition, the Company currently indemnifies all to the maximum extent permitted by law. Upon entering into the Company's standard form of Indemnification Agreement, the Company will advance any expenses for which indemnification is available to the extent allowed by applicable law.

     b)  Vacation, Sick Leave and Holidays.  You will be entitled to three weeks
         ---------------------------------
         paid vacation/sick leave per year, plus eight paid holidays.

     c)  401(K).  You will be eligible to participate in the company's standard
         ---
         401(K)plan.

5)   Severance Agreement.
     -------------------

     a) If your employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), within 12 months of a Change in Control (as defined below), you will be entitled to receive continuation of your base salary and insurance benefits for a period of 6 months and continued vesting under all stock options or restricted stock purchases by the greater of twelve (12) months or vesting of fifty (50%) percent of the shares that remain unvested at the time of such termination.

     b) In the event 5a does not apply, and your employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), you will be entitled to receive continuation of your base salary and insurance benefits and continued vesting under all stock options or restricted stock purchases for a period of 6 months following the date of termination of your employment.

     c)  "Change in Control" shall mean the Company's merger or consolidation
          -----------------
         with another entity, or a series of related transactions, as a result of which the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the entity surviving.

     d)  "Cause" shall mean (I) gross negligence or willful misconduct in the
          -----
         performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries,
         (ii) repeated unexplained or unjustified absence from the Company,
         (iii) a material and willful violation of any federal or state law;
         (iv) commission of any act of fraud with respect to the Company; (v) your material breach of this agreement or your Employee Inventions and Confidentiality Agreement; (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.
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October 11, 1999
Page 4


     e)  "Involuntary Termination" shall include any termination by the Company
          -----------------------
          other than for Cause and your voluntary termination, upon 30 days prior written notice to the Company, following (I) a material reduction or change in job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements (taking into account the difference in job title and duties that may occur following an acquisition but that do not actually result in a material change in your job duties, responsibilities, and requirements); (ii) any reduction of your base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees); or (iii) your refusal to relocate to a location more than 50 miles from the Company's current location.

6)   Confidentiality of Terms.  You agree to follow the Company's strict policy
     ------------------------
     that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

7)   Employee Inventions and Confidentiality Agreement.  As an employee of
     -------------------------------------------------
     ReplayNetworks, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment.

8)   At-Will Employment.  Notwithstanding the Company's obligation described in
     ------------------
     Section 5 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources, attention: Chris Copeland. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by the Company and by you.

                              Very truly yours,

                              REPLAY NETWORKS, INC.


                              By:      /s/ Kim LeMasters
                                 ---------------------------

                              Title:     CEO
                                     -----------------------


ACCEPTED AND AGREED:

Buzz Kaplan

       /s/ Buzz Kaplan
-------------------------
Signature

       10/14/99
-------------------------
Date